Exhibit 10.2

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between Helius Medical Technologies, Inc., a Delaware corporation (the “Company”), and Jeffrey S. Mathiesen (the “Executive”) is entered into by the Company and the Executive and made effective as of June 14, 2021 (the “Effective Date”).

Recitals

Whereas, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and the Company’s stockholders to employ the Executive commencing on the Effective Date;

Whereas, the Company and the Executive desire to enter into this Agreement to embody the terms of the Executive’s continued relationship with the Company following the Effective Date; and

 Whereas, this Agreement shall represent the entire understanding and agreement between the parties with respect to the Executive’s employment with the Company.

Agreement

Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter into the employ of the Company, subject to the terms and conditions of this Agreement for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”).  The term of this Agreement will automatically be renewed for a term of one (1) year (each, a “Renewal Term”) at the end of the Initial Term and at the end of each Renewal Term thereafter, provided that the Board does not provide written notice to the Executive of its intention not to renew this Agreement at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term. For purposes of this Agreement, “Employment Period” includes the Initial Term and any Renewal Term(s) thereafter, subject to earlier termination in accordance with Section 3 of this Agreement.

2.Terms of Employment.

(a)Position and Duties.

(i)During the Employment Period, the Executive shall serve as the Chief Financial Officer of the Company, and in such other position or positions with the Company and its subsidiaries as are consistent with the Executive’s position as Chief Financial Officer of the Company, and shall have such duties and responsibilities as are assigned to the Executive by the Board consistent with the Executive’s position as Chief Financial Officer of the

Company.  If elected, the Executive agrees to serve as a member of the Board during the Employment Period.  The Executive shall report to the Company’s Chief Executive Officer.  The Executive shall work remotely from both the Executive’s home office and as reasonably requested from time to time at the Company’s principal executive offices and such other locations as needed or reasonably requested from time to time by the Company’s Chief Executive Officer.

(ii)During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours and on a full-time basis to the business and affairs of the Company, to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) be employed by the Company or any of its subsidiaries or Affiliates (as defined below); (B) serve on civic or charitable boards, committees, or advisory boards; (C) deliver lectures, fulfill speaking engagements or teach at educational institutions; (D) manage personal investments; (E) serve on the boards of directors of not-for-profit organizations; or (F) serve on the boards of directors of the corporate entities on which the Executive currently serves plus up to two additional corporate entities, so long as such entities are not Competitors (as defined below) and such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)Compensation.

(i)Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) of $335,000 subject to applicable withholding taxes, which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time.  During the Employment Period, commencing with the review of base salaries in connection with the Company’s compensation program for the 2022 fiscal year, the Annual Base Salary shall be reviewed at least annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”).  Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Annual Base Salary at the Effective Date and after any such increase shall not be reduced (unless otherwise agreed to be the Executive) and the term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so increased or adjusted.

(ii)Annual Bonus.  In addition to the Annual Base Salary, for each fiscal year ending during the Employment Period, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”), as determined by the Compensation Committee or the Board (in their sole and absolute discretion), which value shall be up to 40% of Executive’s Annual Base Salary in effect on the last day of such fiscal year and as determined in accordance with the policies and practices generally applicable to other senior executive officers of the Company.  The Annual Bonus, to the extent earned, shall be paid to the Executive within thirty (30) days following approval by the Compensation Committee or the Board of the Annual Bonus actually earned by Executive (in their sole and absolute discretion), if any, the timing of which shall depend on the availability of financial results audited by the Company’s independent registered public accounting firm.  Any earned Annual Bonus shall be payable in cash, provided however, that the Company may elect in the sole discretion of the Compensation Committee or the Board to pay up to 70% of any earned Annual Bonus in shares of the Company’s Class A common stock in lieu of cash, as a fully vested Other Stock-Based Award (as defined the Company’s 2018 Omnibus Incentive Plan, as amended or other newly adopted equity incentive plan of the Company (the “Equity Incentive Plan”)) which stock shall be valued at a price per share equal to the thirty (30) day volume weighted average price of the Company’s Class A common stock as traded on the Company’s principal trading market calculated from the date that such earned Annual Bonus is approved by the Compensation Committee or the Board. For the avoidance of doubt, any Annual Bonus earned by the Executive for 2021 shall be prorated by the number of days (or other measurement of time) during which the Executive was employed by the Company during the year.

(iii)Option Award.  Subject to the terms of the Equity Incentive Plan and the form of stock option agreement issued thereunder, on the Effective Date, the Company will issue the Executive an incentive stock option under Section 422 of the Code (as defined below) to purchase (the “Option Award”) 103,000 shares of the Company’s Class A common stock (the “Shares”).  The Option Award shall include the following additional terms: (1) the exercise price per share shall be equal to the Fair Market Value (as defined in the Equity Incentive Plan) of a share of the Company’s Class A common stock on the date of grant of the Option Award; (2) subject to the Executive’s continued employment and the terms and conditions of the Equity Incentive Plan, the Shares subject to the Option Award shall vest and become exercisable as follows: (x) 25% of the Shares shall vest and become exercisable on the Effective Date; (y) 25% of the Shares shall vest and become exercisable on the date that the Company completes a Qualified Financing (as defined below); and (z) of the remaining Shares subject to the Option Award, 25% of such number remaining shall vest and become exercisable on the one (1) year anniversary of the grant date, and the remainder shall vest in equal monthly installments on the last day of each full month over the next thirty-six (36) months, subject to the Executive’s continuous service with the Company or an Affiliate through such vesting dates; and (3) upon the occurrence of a Change in Control (as defined below) all of the Shares subject to the Option Award shall fully vest and become exercisable immediately prior to the effectiveness of such Change in Control, subject to the Executive’s continued employment with the Company as of each such date and as further provided in the terms and conditions of this Agreement, the Option Award and the Equity Incentive Plan. For the purposes of this Agreement, “Qualified Financing” shall mean the Company’s closing of the sale and issuance of shares of the Company’s equity securities following the date hereof in a single transaction or a series of related transactions yielding aggregate gross proceeds to the Company of at least $15,000,000, excluding proceeds received from the exercise of warrants, options or other derivative securities outstanding on the Effective Date.

(iv)Long-Term Incentive Compensation.  During the Employment Period, the Executive shall be entitled to participate in any equity incentive, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement (the “Plans”) generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Executive shall reflect the Executive’s position with the Company and may be based on different performance criteria established by the

Compensation Committee or the Board, as the case may be.  The Company expects that, each year the Company conducts peer group benchmarking, the total value of the Executive’s total target annual compensation (including Annual Base Salary, target Annual Bonus and target value of any equity-based long-term incentive awards) would be targeted with reference to the 50th percentile of the Company’s peer group based on the then current role of the Executive, as determined by the Compensation Committee or the Board, as the case may be, in their sole discretion.

(v)Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in and receive benefits under the welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) made available to other senior executive officers of the Company, subject to the terms and conditions of the applicable plans, practices, policies and programs. Notwithstanding the foregoing, the Company may amend or discontinue any such welfare benefit plans, practices, policies and programs at any time in its sole discretion.

(vi)Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable and documented out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the plans, practices, policies and programs of the Company, including, but not limited to, the Executive’s home office expenses and travel and lodging expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder.

(vii)Vacation. During the Employment Period, the Executive shall be entitled to twenty (20) days of paid vacation, to be taken in accordance with the plans, practices, policies and programs of the Company.

3.Termination of Employment.

(a)Notwithstanding Section 1, the Employment Period shall end upon the earlier of (x) the expiration of the Initial term or any Renewal Term in the event the Board elects not to renew this Agreement in accordance with Section 1 of this Agreement or (y) the earliest to occur of the following dates (such date, the “Termination Date”): (i) the Executive’s death; (ii) a Termination due to Disability (as defined below); (iii) a Termination for Cause (as defined below); (iv) the date the Company specifies in writing to the Executive in connection with any exercise by the Company of its Termination Right (as defined below); (v) the date the Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason (as defined below) by the Executive; or (vi) the date the Executive specifies in writing to the Company in connection with any notice to effect a termination of this Agreement by Executive pursuant to Section 3(b).  Upon termination of the Executive’s employment with the Company for any reason, the Executive will be deemed to have automatically resigned, effective as of the Termination Date, from any and all positions that the Executive holds as an officer of the Company or any of its Affiliates.  Upon a Termination for Cause by the Company or the termination of the Executive’s employment with the Company by Executive other than a

Termination for Good Reason, the Executive will be deemed to have automatically resigned, effective as of the Termination Date, from any and all positions that the Executive holds as a director, manager and/or member of any governing body (or a committee thereof), in any case, of the Company or any of its Affiliates.

(b)This Agreement may be terminated by the Executive at any time upon thirty (30) days prior written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Board.  In the event of a termination by the Executive other than a Termination for Good Reason, the Company shall be obligated only to continue to pay the Executive’s salary and provide other benefits provided by this Agreement up to the Termination Date.

(c)Benefits Payable Under Termination.

(i)In the event of the Executive’s death during the Employment Period or a Termination due to Disability, the Executive or the Executive’s beneficiaries or legal representatives shall be provided the Unconditional Entitlements (as defined below), and any additional benefits that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of the Executive’s death or Termination due to Disability.

(ii)In the event of the Executive’s Termination for Cause, termination by the Executive other than a Termination for Good Reason, the Executive shall be provided the Unconditional Entitlements.

(iii)In the event of a Termination for Good Reason, the Board elects not to renew this Agreement in accordance with Section 1 of this Agreement, or the exercise by the Company of its Termination Right to which Section 5 of this Agreement does not apply, the Executive shall be provided the Unconditional Entitlements and, subject to the Executive signing and delivering to the Company and not revoking before the sixtieth (60th) day following the Termination Date, a general release of claims of each of the Company and the Executive, respectively, in a form reasonably satisfactory to the Company and the Executive, which the Company shall provide to the Executive within seven (7) days following the Termination Date (the “Release”), the Company shall provide the Executive the Conditional Benefits.  Any and all amounts payable and benefits or additional rights provided to the Executive upon a termination of the Executive’s employment pursuant to this Section 3(c) (other than the Unconditional Entitlements) shall only be payable or provided if the Executive signs and delivers the Release and if the Release becomes irrevocable prior to the sixtieth (60th) day following the Termination Date.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

(d)Unconditional Entitlements.  For purposes of this Agreement, the “Unconditional Entitlements” to which the Executive may become entitled under Section 3(c) are as follows:

(i)Earned Amounts.  The Earned Compensation (as defined below) shall be paid within thirty (30) days following the Termination Date, or if any part thereof constitutes a bonus which is subject to or conditioned upon any performance conditions, within thirty (30) days following the determination that such conditions have been met, provided that in no event shall the bonus be paid later than ninety (90) days following the Termination Date.

(ii)Benefits. All benefits payable to the Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its Affiliates applicable to the Executive at the time of termination of the Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the Termination Date without regard to the performance by the Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of the Executive’s employment with the Company.

(iii)Indemnities.  Any right which the Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with the Executive’s activities as an officer, director or employee of the Company shall be unaffected by the Executive’s termination of employment and shall remain in effect in accordance with the terms of the Indemnification Agreement (as defined below).

(iv)Medical Coverage.  The Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies.  The Executive shall be notified in writing of the Executive’s rights to continue such coverage after the termination of the Executive’s employment pursuant to this Section 3(d)(iv), provided that the Executive timely complies with the conditions to continue such coverage.  The Executive understands and acknowledges that the Executive is responsible to make all payments required for any such continued health care coverage that the Executive may choose to receive (except to the extent additional rights are provided upon Executive’s qualifying to receive Conditional Benefits).  To the extent the Company is required by law to pay for the premium for Executive to continue health coverage under the federal COBRA law, such COBRA subsidies will be included in the Unconditional Entitlements.

(v)Business Expenses. The Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by the Executive prior to the Termination Date.

(vi)Stock Options/Equity Awards. Except to the extent additional rights are provided upon the Executive’s qualifying to receive the Conditional Benefits, the Executive’s rights with respect to any stock option, restricted stock or other equity award granted to the Executive by the Company shall be governed by the terms and provisions of the Equity

Incentive Plan, the applicable Original Stock Option Award Documents or Original Award Documents (each as defined below).

(e)Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which the Executive may become entitled are as follows:

(i)Severance Amount. The Severance Amount (as defined below) will be subject to all applicable withholdings and will be payable by the Company to the Executive in one lump sum payment on the first regular payroll date following the date that the Release becomes effective and irrevocable or, if any component of the Severance Amount is subject to Section 409A (as defined below), beginning on the first regular Company payroll date after the sixtieth (60th) day following the Termination Date.

(ii)COBRA. Provided that the Executive timely elects continued health insurance coverage under the federal COBRA law and under the Company’s group health plans following the Termination Date, then, to the extent such premium payments are not already part of the Unconditional Entitlements, the Company shall pay 100% of the COBRA premiums necessary to continue the Executive’s and the Executive’s covered dependents’ health insurance coverage in effect for the Executive (and the Executive’s covered dependents) on the Termination Date until the earliest of: (A) twelve (12) months following the Termination Date; (B) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (C) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (A)-(C) (the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf could result in a violation of applicable law or the imposition of penalties or taxes, or not available for other reasons, then in lieu of paying COBRA premiums pursuant to this Section 3(e)(ii), the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period.  Nothing in this Agreement shall deprive the Executive of the Executive’s rights under COBRA for benefits under plans and policies arising under the Executive’s employment by the Company.

(iii)Stock Options/Equity Awards.  All of the Executive’s stock options, restricted stock or other equity awards shall vest and become immediately exercisable in accordance with the applicable Original Stock Option Award Documents or Original Award Documents, subject to the same conditions as if the Executive had remained employed under this Agreement through the end of the then remaining portion of the Initial Term or the Renewal Term, as applicable.  Except as otherwise expressly provided herein, all stock options, restricted stock or other equity awards shall continue to be subject to the Equity Incentive Plan and the applicable Original Stock Option Award Documents or Original Award Documents.  All of the Executive’s stock options that were vested and exercisable at the Termination Date, including those that vested pursuant to this Section 3(e)(iii), shall remain exercisable in accordance with the applicable Original Stock Option Award Documents until the date that is ninety (90) days following the end of the then remaining portion of the Initial Term or the Renewal Term, as applicable.

(iv)Additional Distribution Rules.  Notwithstanding any other payment date or schedule provided in this Agreement to the contrary, if the Executive is deemed on the Termination Date of the Executive’s employment to be a “specified employee” within the meaning of that term under Section 409A of the Code and the regulations thereunder (“Section 409A”), then each of the following shall apply:

(A)With regard to any payment that is considered “nonqualified deferred compensation” under Section 409A and payable on account of a “separation from service” (within the meaning of Section 409A and as provided in Section 3(h) of this Agreement), such payment shall not be made prior to the date which is the earlier of (1) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (2) the date of the Executive’s death (the “Delay Period”) to the extent required under Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3(e)(v)(A) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B)To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Section 409A provided on account of a “separation from service,” the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, for the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be paid, reimbursed or provided by the Company in accordance with the procedures specified herein.

The foregoing provisions of this Section 3(e)(v)(A) and (B) shall not apply to any payments or benefits that are excluded from the definition of “nonqualified deferred compensation” under Section 409A, including, without limitation, payments excluded from the definition of “nonqualified deferred compensation” on account of being separation pay due to an involuntary separation from service under Treasury Regulation 1.409A-1(b)(9)(iii) or on account of being a “short-term deferral” under Treasury Regulation 1.409A-1(b)(4).

(f)Definitions.  For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)“Affiliate” means any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company.

(ii)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(A)any Exchange Act Person (as defined below) becomes the Owner (as defined below), directly or indirectly, of securities of the Company representing more than 50% of the combined Voting Power (as defined below) of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control will not be deemed to occur (1) in connection with the issuance of securities of the Company as part of a joint venture or strategic partnership to which the Company is party; (2) on account of the acquisition of securities of the Company directly from the Company; (3) on account of the acquisition of securities of the Company by an investor, any Affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities; (4) on account of the acquisition of securities of the Company by any individual who is, on the Effective Date, either an executive officer or a member of the Board and/or any entity in which an executive officer or member of the Board has a direct or indirect interest (whether in the form of voting rights or participation in profits or capital contributions) of more than 50% (collectively, the “Incumbent Entities”); (5) on account of the Incumbent Entities continuing to hold shares that come to represent more than 50% of the combined Voting Power of the Company’s then outstanding securities as a result of the conversion of any class of the Company’s securities into another class of the Company’s securities having a different number of votes per share pursuant to the conversion provisions set forth in the Company’s Certificate of Incorporation, as amended; or (6) solely because the level of Ownership (as defined below) held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding Voting Securities (as defined below) as a result of a repurchase or other acquisition of Voting Securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional Voting Securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding Voting Securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to have occurred;

(B)a merger, consolidation or similar transaction involving (directly or indirectly) the Company is consummated and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own (as defined below), directly or indirectly, either (1) outstanding Voting Securities representing more than 50% of the combined outstanding Voting Power of the surviving entity in such merger, consolidation or similar transaction or (2) more than 50% of the combined outstanding Voting Power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding Voting Securities of the Company immediately prior to such transaction; provided, however, that a merger, consolidation or similar transaction will not constitute a Change in Control under this prong of the definition if the outstanding Voting Securities representing more than 50% of the combined Voting Power of the surviving entity or its parent are owned by the Incumbent Entities;

(C)a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries is consummated, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than 50% of the combined Voting Power of the Voting Securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding Voting Securities of the Company immediately prior to such sale, lease, license or other disposition; provided, however, that a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries will not constitute a Change in Control under this prong of the definition if the outstanding Voting Securities representing more than 50% of the combined Voting Power of the acquiring entity or its parent are owned by the Incumbent Entities; or

(D)individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Agreement, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company; moreover, in the case of any payment or benefit that constitutes nonqualified deferred compensation under Section 409A, if necessary in order to ensure that the Executive does not incur liability for additional tax under Section 409A, a transaction (or series of related transactions) shall constitute a Change in Control only if, in addition to satisfying the foregoing definition, such transaction (or series of related transactions) also satisfies the definition of a “change in control event” under Treasury Regulation 1.409A-3(i)(5).

(iii)“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

(iv)“Earned Compensation” means (i) any Annual Base Salary earned, but unpaid, for services rendered to the Company on or prior to the Termination Date (but excluding any salary and interest accrued thereon payment of which has been deferred) and (ii) to the extent the Annual Bonus for the year prior to the year in which the termination of employment occurs has been earned but not paid, the earned Annual Bonus, if any.

(v)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(vi)“Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (A) the Company or any subsidiary of the Company; (B) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company; (C) an underwriter temporarily holding securities pursuant to a registered public offering of such securities; (D) an entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (E) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined Voting Power of the Company’s then outstanding securities.

(vii)“Non-Compete Amount” means, if a Change in Control occurs and if during the twenty-four (24) month period following the Change in Control the Executive is terminated without Cause (other than because of the Executive’s death or Disability) or the Executive terminates the Executive’s employment for Good Reason, the amount mutually agreed upon by the Company and the Executive in exchange for the Executive’s covenant not to engage in or otherwise compete against the business engaged in by the Company, directly or indirectly, whether as an employee, consultant, independent contractor, partner, shareholder, investor or in any other capacity, for a one-year period following termination of the Executive’s employment with the Company.

(viii)“Original Award Documents” means, with respect to any restricted stock or other equity award, the terms and provisions of the applicable award agreement and the Equity Incentive Plan pursuant to which such equity award was granted, each as in effect on the Termination Date.

(ix)“Original Stock Option Award Documents” means, with respect to any stock option, the terms and provisions of the applicable award agreement and the Equity Incentive Plan pursuant to which such stock option was granted, each as in effect on the Termination Date.

(x)“Own,” “Owned,” “Owner,” “Ownership” means a person or entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(xi)“Person” shall have the same meaning as ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act, and shall include any group (within the meaning of Rule 13d-5(b) under the Exchange Act); provided that Person shall not include (A) the Company or any of its Affiliates, or (B) any employee benefit plan (including an employee stock ownership plan or employee stock purchase plan) sponsored by the Company or any of its Affiliates.

(xii)“Severance Amount” means an amount equal to 1.0 times the sum of (A) the Annual Base Salary as in effect as of the Termination Date less the Non-Compete Amount (if applicable) and (B) an amount equal to a prorated portion of the Executive’s Annual Bonus for the year in which the Termination Date occurs, with such prorated amount determined by multiplying the Executive’s target Annual Bonus for the year in which the Termination Date occurs by a fraction, the numerator of which is the number of full months during such year in which the Executive was employed and the denominator of which is twelve (12).

(xiii)“Termination for Cause” means a termination of the Executive’s employment by the Company due to (A) an intentional act or acts of dishonesty undertaken by the Executive and intended to result in substantial gain or personal enrichment to the Executive at the expense of the Company, (B) unlawful conduct or gross misconduct that is willful and deliberate on the Executive’s part and that, in either event, is materially injurious to the Company, (C) the conviction of the Executive of, or the Executive’s entry of a no contest or nolo contendre plea to, a felony, (D) material breach by the Executive of the Executive’s fiduciary obligations as an officer or director of the Company, (E) a persistent failure by the Executive to perform the duties and responsibilities of the Executive’s employment hereunder, which failure is willful and deliberate on the Executive’s part and is not remedied by the Executive within 30 days after the Executive’s receipt of written notice from the Company of such failure, or (F) material breach of any terms and conditions of this Agreement by Executive, which breach has not been cured by the Executive within ten days after written notice thereof to Executive from the Company.  For the purposes of this Section 3(f)(xiv), no act or failure to act on the Executive’s part shall be considered “dishonest,” “willful” or “deliberate” unless intentionally done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(xiv)“Termination due to Disability” means a termination of the Executive’s employment by the Company because the Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) six (6) consecutive months or (B) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12) month period.  Any question as to the existence, extent or potentiality of the Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of the Executive, which consent shall not be unreasonably withheld.  The Executive or the Executive’s legal representatives or any adult member of the Executive’s immediate family shall have the right to present to such physician such information and arguments as to the Executive’s disability as he, she or they deem appropriate, including the opinion of the Executive’s personal physician.

(xv)“Termination for Good Reason” means a termination of the Executive’s employment by the Executive within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (A) a reduction in Executive’s Annual Base Salary as in effect immediately prior to such reduction by more than 10% without Executive’s written consent, unless such reduction is made pursuant to an across the board reduction applicable to all senior executives of the Company;  (B) the removal of the Executive by the Company from the position of Chief Financial Officer of the Company; (C) a material reduction in the Executive’s duties and responsibilities as in effect immediately prior to such reduction; or (D) a material breach of any material provision of this Agreement by the Company to which the Executive shall have delivered a written notice to the Board within forty-five (45) days of the Executive’s having actual knowledge of the occurrence of one of such events stating that the Executive intends to terminate the Executive’s employment for Good Reason, if not cured, and specifying the factual basis for such termination.  Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason.

(xvi)“Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Executive’s employment under this

Agreement for any reason or no reason whatsoever.  For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(xvii)“Voting Power” means such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

(xviii)“Voting Securities” means all securities entitling the holders thereof to vote in an annual election of directors of a company.

(g)Conflict with Plans.  As permitted under the terms of the applicable Equity Incentive Plan, Original Stock Option Award Documents or Original Award Documents, the Company and the Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Section 3 shall apply in place of any similar definition or comparable concept applicable under any Equity Incentive Plan, Original Stock Option Award Documents or Original Award Documents.

(h)Section 409A.   It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent.  In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of such noncompliance; provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Executive under Section 409A or damages for failing to comply with Section 409A.  Solely for purposes of determining the time and form of payments due the Executive under this Agreement (including any payments due under Sections 3(c) or 5) or otherwise in connection with the Executive’s termination of employment with the Company, the Executive shall not be deemed to have incurred a termination of employment unless and until the Executive shall incur a “separation from service” within the meaning of Section 409A.  The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Executive and the Company reasonably anticipate that the Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Executive for the Company over the immediately preceding thirty-six (36) months (or the period of Executive’s employment if Executive has been employed with the Company less than thirty-six (36) months at the time of the Executive’s termination).  The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation 1.409A-1(h).  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement (and the in-kind benefits to be provided) during a calendar year may not affect the expenses eligible for reimbursement (and the in-kind benefits to be provided) in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement (or in-kind benefits) is not subject to set off or liquidation or exchange for any other benefit.  For purposes of Section 409A, the Executive’s right to any installment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.Executive Remedy. The Executive acknowledges and agrees that the payments and rights provided under Section 3 of this Agreement are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of the Executive’s employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason.

5.Additional Payments Following a Change in Control.

(a)If within the twelve (12) months following or three (3) months prior to the effective date of a Change in Control: (i) the Executive effects a Termination for Good Reason; or (ii) the Company terminates the Executive’s employment in connection with any exercise by the Company of its Termination Right, in lieu of the payments and rights that may otherwise be provided under Section 3 of this Agreement:

(i)the Company shall pay to the Executive, in a lump sum in cash within thirty (30) days after the Termination Date, the amount equal to the product of 1.5 times the sum of (y) the Annual Base Salary as in effect as of the Termination Date, and (z) the target Annual Bonus for the Executive as in effect as of the Termination Date, less the Non-Compete Amount (if applicable), and

(ii)all of the Executive’s remaining stock options, restricted stock or other equity awards that were issued by the Company and assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in a transaction that constitutes a Change in Control and remain subject to time vesting conditions on the Termination Date shall fully vest on the Termination Date and become immediately exercisable in accordance with the terms of the applicable Original Stock Option Award Documents and Original Award Agreements, and

(iii)the Company shall provide the Executive the Unconditional Entitlements and the Conditional Benefits minus the Severance Amount.

(b)If any payment or benefit (whether or not pursuant to this Agreement) the Executive would receive in connection with a Change in Control from the Company or otherwise

(the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall have the option to select one of the following two alternative forms of payment: (A) payment in full of the entire amount of the Payment, or (B) payment of only a part of the Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  If Executive elects to receive a Reduced Payment, the reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments in the reverse chronological order in which otherwise payable; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive in the reverse chronological order in which otherwise payable.  In the event that acceleration of compensation from the Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant and, in the case of a particular grant, in the reverse chronological order in which the grant would otherwise vest.

(c)The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control, or a nationally recognized law firm, shall make all determinations required to be made under this Section 5.  If the independent registered public accounting firm or nationally recognized law firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint an independent registered public accounting firm or nationally recognized law firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(d)The independent registered public accounting firm or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  Any good faith determinations of the accounting firm or law firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

(e)The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

6.Confidentiality.

(a)Confidentiality. Without the prior written consent of the Company, except (y) as reasonably necessary in the course of carrying out the Executive’s duties hereunder or (z) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose any Confidential Information (as defined below) unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of the Executive’s breach of this Section 6(a)).   The term “Confidential Information” shall include, but shall not be limited to: (i) the identities of the existing and prospective customers or clients of the Company and its Affiliates, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of existing and prospective customers or clients of the Company and its Affiliates; (iii) financial information about the Company and its Affiliates; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, employees of the Company and its Affiliates; (vi) the identities of and pricing information about the suppliers and vendors of the Company and its Affiliates; (vii) training programs developed by the Company or its Affiliates; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the financial results and business conditions of the Company and its Affiliates; (xii) business plans and strategies of the Company and its Affiliates; (xiii) special processes, procedures, and services of suppliers and vendors of the Company and its Affiliates; and (xiv) computer programs and software developed by the Company or its Affiliates.

(b)Company Property. Promptly following the Executive’s termination of employment, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive’s possession or under the Executive’s control, except that the Executive may retain the Executive’s personal notes, diaries, rolodexes, mobile devices, calendars and electronic calendars, and correspondence of a personal nature.

(c)Nonsolicitation.  The Executive agrees that, while the Executive is employed by the Company and during the one-year period following the Executive’s termination of employment with the Company (the “Restricted Period”), the Executive shall not directly or indirectly, (i) solicit any individual who is, on the Termination Date (or was, during the six-month period prior to the Termination Date), employed by the Company or its Affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its Affiliates or (ii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company or any of its Affiliates, on the other hand.  Any payments owed to Executive at time of separation as described herein shall be contingent upon Executive’s compliance with the post-employment nonsolicitation provisions.

(d)Noncompetition. The Executive agrees that, during the Restricted Period, the Executive shall not be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor if (i) the services that the Executive is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Executive provided to the Company or the Affiliates, and such services are to be provided with respect to any location in which the Company or an Affiliate had material operations during the twelve (12) month period prior to the Termination Date, or with respect to any location in which the Company or an Affiliate had devoted material resources to establishing operations during the twelve (12) month period prior to the Termination Date; or (ii) the trade secrets, Confidential Information, or proprietary information (including, without limitation, confidential or proprietary methods) of the Company and the Affiliates to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such secrets or information.  For purposes of this paragraph, services provided by others shall be deemed to have been provided by the Executive to Competitor if the Executive had material supervisory responsibilities with respect to the provision of such services.  The term “Competitor” means any enterprise (including a person, firm, business, division, or other unit, whether or not incorporated) during any period in which a material portion of its business is (and during any period in which it intends to enter into business activities that would be) materially competitive in any way with any business in which the Company or any of the Affiliates were engaged during the twelve (12) month period prior to the Executive’s Termination Date (including, without limitation, any business if the Company devoted material resources to entering in such business during such twelve (12) month period), but for purposes of clause (c) above, the term “Competitor “ shall be limited to those businesses to which the Executive devoted more than an insignificant amount of time while employed by the Company.  Notwithstanding the foregoing, the term “Competitor” shall not include a business of a Competitor if such business would not, as a stand-alone enterprise, constitute a “Competitor” under the foregoing definition, provided that Executive does not render any services to, or otherwise assist the portion of the business that competes with the Company and its Affiliates.  For the avoidance of doubt, the Company’s and Affiliates’ businesses shall include, without limitation, the lines of business set forth in the Company’s annual report on Form 10-K, provided that nothing in this sentence shall be construed to limit the type of business of the Company and the Affiliates or the restrictions with respect to such businesses in the future.  Any payments owed to Executive at time of separation as described herein shall be contingent upon Executive’s compliance with the post-employment noncompetition provisions.

(e)Equitable Remedies.  The Executive acknowledges that the Company would be irreparably injured by a violation of this Section 6 and the Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of this Section 6.  If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(f)Employee Proprietary Information and Inventions Assignment.  The terms of that certain Employee Proprietary Information, Inventions Assignment Agreement between the Executive and the Company dated as of the Effective Date (the “Invention Assignment Agreement”) are hereby incorporated by reference.  To the extent that there are any conflicts between the terms and conditions of the Invention Assignment Agreement and this Agreement, the terms and conditions of this Agreement shall control. All non-conflicting terms of the Invention Assignment Agreement are hereby expressly preserved.

(g)Severability; Blue Pencil.  The Executive acknowledges and agrees that the Executive has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope temporal duration and in all other respects.  If it is determined that any provision of this Section 6 is invalid or unenforceable, the remainder of the provisions of this Section 6 shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 6 is unenforceable because of the duration or geographic scope, of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

7.Successors.

(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any party acting in the form of a receiver or trustee capacity.

(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.Miscellaneous.

(a)This Agreement shall be construed, and the rights and obligations of the parties hereunder determined, in accordance with the substantive laws of the Commonwealth of Pennsylvania, without regard to its conflict-of-laws principles.  For the purposes of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, the parties hereby expressly submit to the jurisdiction of all federal and state courts sitting within the confines of the Commonwealth of Pennsylvania (the

“Venue Area”) and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service in accordance with Section 8(b).  The parties agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties.  Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, brought in any federal or state court sitting within the confines of the Venue Area and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:At Executive’s address as it appears in the

Company’s books and records or at such other

place as Executive shall have designated by

notice as herein provided to the Company

If to the Company:Helius Medical Technologies, Inc.
Attn: Chairman of the Board

642 Newtown Yardley Road, Suite 100

Newtown, Pennsylvania 18940

with a copy to:Honigman LLP
650 Trade Centre Way, Suite 200
Kalamazoo, Michigan 49002
Attention: Phillip D. Torrence, Esq.
Telephone: 269.337.7702
Fax: 269.337.7703
Email: ptorrence@honigman.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the Certificate of Incorporation of the Company, the Bylaws of the Company and the Indemnification Agreement entered by and between the Company and the Executive (the “Indemnification Agreement”) against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

(d)From and after the Effective Date, the Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other executive officers and directors.

(e)The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes that the Company determines are required to be withheld pursuant to any applicable law or regulation.

(f)The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision of right or any other provision or right of this Agreement.

(g)This Agreement, the Invention Assignment Agreement, the Indemnification Agreement, the Original Award Documents, the Original Stock Option Award Documents and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith or therewith as of the Effective Date represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior understandings, agreements or negotiations between such parties, whether written or oral, and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.   If any of the terms and conditions of this Agreement conflict with the terms and conditions of the Original Award Documents and the Original Stock Option Award Documents, the terms and conditions of this Agreement shall control.  All non-conflicting terms of the Original Award Documents and the Original Stock Option Award Documents are hereby expressly preserved.

(h)This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.  The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Pennsylvania Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Signatures on the Following Page

In Witness Whereof, the Company and the Executive have executed this Agreement as of the date first above written.

The Executive: /s Jeffrey S. Mathiesen Jeffrey S. Mathiesen	The Company: Helius Medical Technologies, Inc. By: /s/ Blane Walter Name: Blane Walter Title: Chairman of the Board

Signature Page to

Employment Agreement